Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart, Inc. Announces a Two-for-One Stock Split

Dallas, Texas. (August 4, 2023) — Copart, Inc. (NASDAQ: CPRT) announced today that its Board of Directors has approved a two-for-one split of its common stock. The stock split will be effected as a stock dividend entitling each stockholder of record to receive one additional share of common stock for every one share owned. Additional shares issued as a result of the stock dividend will be distributed after close of trading on August 21, 2023, to stockholders of record on August 14, 2023. The stock split will increase the number of shares of common stock outstanding from approximately 480.0 million shares to approximately 960.0 million shares. Stockholders do not need to exchange existing stock certificates. Appropriate adjustments will be made to shares subject to awards and available reserves under Copart’s equity incentive plans and the number of shares authorized for repurchase under Copart’s previously announced share repurchase program.

###

About Copart

Copart, Inc., founded in 1982, is a global leader in online vehicle auctions. Copart’s innovative technology and online auction platform links sellers to more than 750,000 members in over 190 countries. Copart offers services to process and sell vehicles to dealers, dismantlers, rebuilders, exporters, and to the general public. Copart sells vehicles on behalf of insurance companies, banks, finance companies, charities, fleet operators, dealers, vehicle rental companies, and individuals. With operations at over 200 locations in 11 countries, Copart has more than 250,000 vehicles available online every day. Copart currently operates in the United States (Copart.com), Canada (Copart.ca), the United Kingdom (Copart.co.uk), Brazil (Copart.com.br), the Republic of Ireland (Copart.ie), Germany (Copart.de), Finland (Copart.fi), the United Arab Emirates, Oman and Bahrain (Copartmea.com), and Spain (Copart.es). For more information, or to become a Member, visit Copart.com/Register.

Contact:

Brooke Boston

Executive Assistant,

Office of the Chief Financial Officer

brooke.boston@copart.com